SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 13, 2007

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 562-5556

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2007, Extra Space Storage LP (the “Operating Partnership”), the operating partnership subsidiary of Extra Space Storage Inc. (the “Company”), entered into a contribution agreement (the “Contribution Agreement”) with various limited partnerships affiliated with AAAAA Rent-A-Space (the “Contributors”) to acquire 13 self-storage facilities (the “Properties”) in exchange for newly designated Series A Participating Redeemable Preferred Units (the “Series A Preferred Units”) of the Operating Partnership.  This Contribution Agreement replaces the previously announced purchase and sale agreement, dated December 8, 2006, involving a cash purchase of the Properties, which has been terminated as of June 13, 2007.  The contribution transaction is currently expected to close by the end of the second quarter of 2007, subject to customary closing conditions.

Eleven of the Properties are located in the Bay Area of Northern California and two are in Hawaii.  The Properties include approximately 14,700 self storage units, containing an aggregate of approximately 1.04 million square feet of net rentable space.  The total value of the contribution consideration for the Properties is approximately $150.2 million, including the issuance of approximately $130 million of Series A Preferred Units and the assumption of approximately $20 million of third-party debt, approximately $12 million of which will be prepaid at the closing of the transaction.

The terms of the Series A Preferred Units will be governed by the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership which will be entered into upon the closing of the transaction.  The Series A Preferred Units will have priority over all other partnership interests with respect to distributions and liquidation.  Approximately $115 million aggregate capital amount of the Series A Preferred Units will bear a fixed priority return of 5% and have a fixed liquidation value of $115 million, and the remaining balance will participate in distributions with and have a liquidation value equal to that of the common units.  In addition, the Series A Preferred Units will be redeemable at the option of the Contributors on or after September 1, 2008, which redemption obligation may be satisfied by the Company in cash or shares of its common stock.

Upon the closing of the contribution transaction, the Operating Partnership will loan to the Contributors approximately $100.0 million (the “Contributor Loans”).  The Contributor Loans will bear interest at 4.85% per annum, will be secured by a pledge of the Series A Preferred Units and will be guaranteed by the primary owners of the Contributors.  The Contributor Loans will be due upon the earlier of a redemption of the Series A Preferred Units and the tenth anniversary after the Contributor Loans are made.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Contribution Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above regarding the termination of the previously announced purchase and sale agreement with respect to the Properties is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 18, 2007, the Company issued a press release regarding entering into the Contribution Agreement described above. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Contribution Agreement, dated June 15, 2007, among Extra Space Storage LP and various limited partnerships affiliated with AAAAA Rent-A-Space.
99.1	Press release, dated June 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

Date: June 18, 2007	By	/s/ Kent W. Christensen
		Name:	Kent W. Christensen
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contribution Agreement, dated June 15, 2007, among Extra Space Storage LP and various limited partnerships affiliated with AAAAA Rent-A-Space.
99.1	Press release, dated June 18, 2007.